Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Protopia Global Holdings Inc.

We hereby consent to the incorporation by reference of our report, dated September 28, 2023, which appears in the Annual Report on Form 10-K filed with the U.S. Securities Exchange Commission (“SEC”) on October 15, 2024 relating to the audit of the consolidated balance sheet of Protopia Global Holdings Inc. (collectively the “Company”) as of June 30, 2023, and the related consolidated statement of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the period from August 18, 2022 (inception) to June 30, 2023, and the related notes.

San Mateo, California	WWC, P.C.
October 15, 2024	Certified Public Accountants
PCAOB ID: 1171